Exhibit 99.3
EXTRACT FROM THE MINUTES OF A MEETING OF THE MANAGEMENT
RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS OF CANADIAN IMPERIAL BANK OF COMMERCE HELD ON JANUARY
31, 2001
     WHEREAS, Canadian Imperial Bank of Commerce (the “Company”) maintains the CIBC World Markets Retirement Plan for U.S. Employees (the “DB Plan”) and the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “DC Plan”) (collectively the “Plans”) for the benefit of eligible employees, and the assets of the DC Plan are presently held in trust pursuant to the trust agreement effective January 1, 1999, between the Company and Vanguard Fiduciary Trust Company (“Vanguard”) as that agreement may be amended from time to time, under which Vanguard serves as trustee;
     WHEREAS, XtraCash ATM, Inc. maintains the NBA/XtraCash ATM, Inc 401 (k) Plan (the “NBA Plan”) for the benefit of eligible employees, the assets of which are presently held under a trust agreement pursuant to the NBA Plan, under which Mark Leibowitz, Glenn Reph, and Harold Miller are the named trustees, with assets held by MassMutual — The Blue Chip Company (“MassMutual”);
     WHEREAS, XtraCash ATM, Inc. became a participating employer in the DC Plan on January 1, 2001, and an “Employer” within the meaning of Appendix A of the DC Plan; and
     WHEREAS, the Management Resources & Compensation Committee (the “MRCC”) of the Company has been delegated the authority to both amend the Plans and to delegate its authority to amend the Plans; and
     WHEREAS, the MRCC, acting on behalf of the Company, has determined to merge the NBA Plan with and into the DC Plan effective April 2, 2001, and to amend the DC Plan, in the form of Amendment 2000-1 to the DC Plan attached hereto, to provide for the merger of the NBA Plan with and into the DC Plan, effective April 2, 2001; and
     WHEREAS, the MRCC desires to delegate to the Chairman of the Board of Directors of the Company (the “Chairman”) or his designate the authority to amend the Plans to effect plan mergers or transfers of assets and to make all amendments to the Plans that he deems necessary or desirable to implement such mergers or transfers of assets and to ensure the Plans’ continued qualification or proper operation, so long as the merger or transfer will NOT either (i) materially alter the benefit formula applicable to existing CIBC employees or (ii) materially alter the financial health or status of the existing CIBC plans.
     NOW THEREFORE BE IT:
     RESOLVED, that, effective April 2, 2001, the NBA Plan and trust shall be merged with and into the DC Plan and trust; and further
     RESOLVED, that Amendment 2001-1 to the DC Plan is hereby approved in the form attached hereto; and further

     RESOLVED, that all agreements with MassMutual shall terminal and all assets shall be in the custody of Vanguard; and further
     RESOLVED, that the Chairman or his designate is hereby, authorized and directed, in the name and on behalf of the MRCC, to take any and all action he deems necessary, convenient or appropriate to effectuate the foregoing resolutions; and further
     RESOLVED, that Amendment 2001-1 to the DB Plan is hereby approved in the form attached hereto; and further
     RESOLVED, that the MRCC hereby delegates, to the Chairman or his designate, on an ongoing basis, the authority to amend each of the Plans to effect any plan mergers or transfers of assets with or between such Plan and any other plan that the Chairman or his designate determines, in his discretion, should be done and to make all amendments to such Plan, and to take any other steps, that he deems necessary or desirable to implement such mergers or transfers of assets, so long as the merger or transfer will NOT either (i) materially alter the benefit formula applicable to existing CIBC employees or (ii) materially alter the financial health or status of the existing CIBC plans, and to ensure the Plan’s continued qualification or proper operation.
I HEREBY CERTIFY that the foregoing is a true and complete copy of a resolution passed by the Management Resources and Compensation Committee of the Board of Directors of Canadian Imperial Bank of Commerce at a meeting held on Wednesday, January 31, 2001, and that such resolution is in full force and effect on the date hereof, unamended.
Dated at Toronto, Ontario this 13th day of February, 2001.

/s/ Paul T. Fisher Paul T. Fisher
Corporate Secretary

EXTRACT FROM THE MINUTES OF A MEETING OF THE MANAGEMENT
RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS OF CANADIAN IMPERIAL BANK OF COMMERCE HELD ON JANUARY
31, 2001
     Pursuant to the provisions of the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”) regarding plan amendments, and notwithstanding any other provision in the Plan to the contrary, the Board of Directors of Canadian Imperial Bank of Commerce hereby amends the Plan as follows:
     1. Effective April 2, 2001, the assets and liabilities of the NBA/XtraCash ATM, Inc. 401(k) Plan (the “NBA Plan”) are hereby merged with and into the Plan.
     2. Effective April 2, 2001, the following subsection (e) shall be added to section 6.01 of the Plan:
     “(e) an “NBA/XtraCash Transfer Account” which will reflect amounts transferred from the NBA Plan into the Plan on April 2, 2001 and the income, losses, appreciation and depreciation attributable thereto.”
     3. Effective April 2, 2001, the Plan is amended by adding a new Appendix J thereto which shall read as follows:
APPENDIX J
PROVISIONS FOR FORMER NBA/XTRACASH ATM. INC. 401(K) PLAN PARTICIPANTS

Application	J-l. This Supplement J contains specific provisions that apply solely to employees of XtraCash ATM, Inc. who were participants in the NBA/XtraCash ATM, Inc 401(k) Plan (“NBA Plan”) immediately prior to the merger of such plan into the Plan on April 2, 2001 (“Affected Participants”). This supplement is hereby added to the Plan effective upon the date of the merger except as otherwise indicated.

Optional Forms of Payment	J-2. Notwithstanding the provisions of the Plan to the contrary, if an Affected Participant elects a distribution which shall commence before the 90th day after such Affected Participant receives a summary that reflects the elimination of annuity forms of payment from the NBA Plan pursuant to Amendment 2000-1 to the NBA Plan, such affected Participant is entitled to elect payment of his NBA/XtraCash Transfer Account in one of the following optional forms of payment:

	(a)	one lump sum payment in cash or property;

	(b)	substantially equal, monthly, quarterly, semi-annual or annual installment payments over a period certain not exceeding the life expectancy of the Affected Participant or the joint life expectancies of the Affected Participant and his Beneficiary; or

	(c)	in an annuity, providing for payments to the Affected Participant or to the Affected Participant and Beneficiary for the Affected Participant’s life or their joint lives, subject to the provisions of paragraph J-3.

Special Rules distribution	J-3.	If an Affected Participant who is married elects
Governing Annuity paragraph	in the form of an annuity pursuant to the provisions of
Elections	J-2(c), the following rules shall apply and shall supersede any other provision of the Plan to the contrary:

	(a)	The vested portions of the Affected Participant’s NBA/XtraCash Transfer Account shall be used to purchase a nontransferable Joint and Survivor Annuity (that is, an annuity payable for the life of the Affected Participant with a survivor annuity payable for the life of his spouse which is a specified percentage (either 50%, 75%, or 100% of the amount of the annuity payable during the joint lives of the Affected Participant and spouse), unless the Affected Participant elects a single life annuity or a Beneficiary other than his spouse for a joint and survivor annuity, with the consent of his spouse to such form or Beneficiary, during the 90-day period immediately preceding his Distribution Date, which Distribution Date shall be no earlier than 30 days after his receipt of a written explanation from the Committee of the terms and conditions of the Joint and Survivor Annuity and the effect of an election of a single life annuity or a Beneficiary other than his spouse for a joint and survivor annuity. A Participant may elect (with any applicable spousal consent) to waive any requirement that the written explanation be provided at least 30 days before the annuity starting date (or to waive the 30-day requirement under the above paragraph) if the distribution commences more than 7 days after such explanation is provided.

	(b)	No consent by the spouse to the election of a single life annuity or a Beneficiary other than the spouse for a joint and survivor annuity shall be effective unless it is in writing, acknowledges the effect of such consent and is witnessed by a Plan representative or a notary public (unless the Committee determines that there is no spouse, that the spouse cannot be located or that consent may be waived because of such other circumstances as set forth in regulations or rulings under Code section 417).

(c)	During the period between his election of an annuity and his Distribution Date, no loan may be made to an Affected Participant pursuant to the provisions of subsection 7.01, no amount may be withdrawn by the Affected Participant pursuant to the provisions of subsection 7.02 and no amount may be distributed to the Affected Participant pursuant to the provisions of subsection 7.03, in any form other than a Joint and Survivor Annuity, without the written consent of the spouse as provided in paragraph (b), above.

(d)	Subject to paragraph (e) below, if the Affected Participant dies during the period between his election of an annuity and his Distribution Date, the vested portions of his Accounts (less any amounts credited to the Loan Account, which shall be distributed in accordance with the provisions of Appendix G) shall be paid to his spouse in the form of a life annuity as of the Accounting Date next following the date the Affected Participant would have attained age 62 or, if the spouse so elects, as soon as practicable after the Accounting Date next following his death; provided, however, that a spouse to whom payment is due under this paragraph may elect to have such vested portions, if any, distributed in the form of a lump sum payment.

(e)	The provisions of paragraph (d), above, shall not apply, and distribution upon the death of the Affected Participant shall be made in accordance with the provisions of subsection 7.05 if the spouse consents to the designation of a Beneficiary other than the spouse in accordance with the provisions of subsection 7.09 during the period between the Affected Participant’s election of an annuity and his death and acknowledges that such consent to the Affected Participant’s designation of such Beneficiary constitutes the spouse’s consent to the Affected Participant’s waiver of a qualified preretirement survivor annuity payable to the spouse in accordance with section 417 of the Code.

(f)	An Affected Participant may revoke his election of an annuity form of payment, and may make a new election of any form of distribution permitted under subsection 7.06 of the Plan or paragraph J-2 above, at any time during the 90-day period immediately preceding his Distribution Date; provided, however, that if the effect of such revocation is to select a distribution form other than a Joint and Survivor Annuity, it shall be ineffective without the written consent of his spouse in accordance with the provisions of paragraph J-3(b) above to the new form of distribution or, if applicable, a Beneficiary other than the spouse.

(g) A Spouse’s consent in accordance with the provisions of paragraph G-4(b) above shall be irrevocable.

Years of Service	J-4. As of December 31, 2000, each Affected Participant and each employee of XtraCash ATM, Inc. who became a Participant in the Plan on January 1, 2000 will be credited with a number of Years of Service, equal to the number of ‘Years of Service’ (as defined under the NBA Plan) credited to such Participant under the NBA Plan as of December 31, 2000. For purposes of crediting service for Affected Participants after December 31, 2000, the provisions of the Plan shall apply.

Vesting	J-5. Each Affected Participant shall be 100% vested in his NBA/XtraCash Transfer Account. Vesting in amounts allocated to any other Affected Participant’s Accounts under the Plan shall occur as provided by the Plan.

Loans	J-6. Each Affected Participant with any outstanding loans applicable to such Affected Participant’s NBA/XtraCash Transfer Account shall have such loans serviced under the terms applicable to such loans as in effect under the NBA Plan as of December 31, 2000.
I HEREBY CERTIFY that the foregoing is a true and complete copy of a resolution passed by the Management Resources and Compensation Committee of the Board of Directors of Canadian Imperial Bank of Commerce at a meeting held on Wednesday, January 31, 2001, and that such resolution is in full force and effect on the date hereof, unamended.
Dated at Toronto, Ontario this 13th day of February, 2001.

/s/ Paul T. Fisher Paul T. Fisher
Corporate Secretary